FIS TRUST 485BPOS

Exhibit 99.(g)(2)

FIRST AMENDMENT TO THE FIS TRUST

ETF CUSTODY AGREEMENT

THIS FIRST AMENDMENT to the Custody Agreement is made and entered into as of January 2, 2026 (the “Effective Date”), by and between FIS TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”).

WHEREAS, the parties entered into an ETF Custody Agreement, dated as of December 31, 2025 (this “Agreement”); and

WHEREAS, the parties desire to remove the following fund from Exhibit A:

●	FIS Bright Portfolios Focused Equity ETF

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties agree as follows:

1.	As of the Effective Date, Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.
2.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

FIS TRUST		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Steve Nelson	By:	/s/ Greg Farley
Name: Steve Nelson		Name: Greg Farley
Title: Chairman & CEO		Title: Senior Vice President
Date: 1/6/2026		Date: 1/6/2026

EXHIBIT A

Custody Agreement

Separate Series of FIS Trust

Name of Series

FIS Christian Stock Fund

2